EXHIBIT 10.1

FIFTH AMENDMENT TO
SHARE PURCHASE AGREEMENT

This Fifth Amendment (“Fourth Amendment”) is made as of this 9th day of July, 2008, by and between ICC WORLDWIDE, INC. (formerly, Torbay Holdings, Inc.), a Delaware corporation (the “Issuer” or the “Company”) and THE ADAMAS FUND, LLLP (formerly THE BLACK DIAMOND FUND, LLLP), a Minnesota limited liability limited partnership (the “Buyer”).

WITNESSETH:

WHEREAS, the Issuer and the Buyer entered into a Share Purchase Agreement (the “Original Agreement”) dated June 29, 2007 in which the Issuer sold preferred stock and common stock to the Buyer; and

WHEREAS, the Original Agreement was amended by a First Amendment dated July 24, 2007 (the “First Amendment”) to clarify certain representations and terms of that Agreement following the signing of the Original Agreement, and

WHEREAS, the Original Agreement was further amended by a Second Amendment dated September 28, 2007 (the “Second Amendment”) to change the Put Option held by Black Diamond under the Original Agreement and to swap the Company’s Series B preferred stock held by Black Diamond for the Company’s Series C preferred stock which had more favorable preferences to Black Diamond than the Series B stock, and

WHEREAS, the Original Agreement was further amended by a Third Amendment dated December 17, 2007 (“the Third Amendment”) to increase the amount of stock purchased under the agreement and to further change the Put Option held by Buyer; and

WHEREAS, the Original Agreement was further amended by a Fourth Amendment dated January 15, 2008 (“the Fourth Amendment”) which further changed the Put Option held by Buyer and granted certain warrants to the Buyer, (the Original Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment is hereinafter referred to as the “Existing Agreement”); and

WHEREAS, the Issuer and Buyer now seek to further amend the Existing Agreement to further change the Put Option as part of the consideration for a loan being made to the Company by two other investors which are requiring preference in the availability of cash to pay back the loan.

NOW, THEREFORE, the Issuer and the Buyer hereby amend the Existing Agreement as follows:

1. Paragraphs 3.4.1 and Paragraph 3.4.1.1 are deleted in their entirety and replaced as follows:

3.4.1. During each quarter set forth in the table below, the Company will set aside for the purchase from the Buyer of shares of Series C Preferred Stock pursuant to Paragraph 3.4.2, the following percentage of its positive net income before income taxes in excess of $50,000 per calendar quarter for the preceding quarter as reported in the Company’s Quarterly Report on Form 10-QSB or as determined in connection with the preparation of the Company’s Form 10-KSB for the period ended on the last day of the preceding quarter..

Calendar Quarter	Percentage of Pretax Income
3rd and 4th 2008 and 1st and 2nd 2009	10.0%
3rd and 4th 2009 and 1st and 2nd 2010	20.0%
3rd and 4th 2010 and 1st and 2nd 2011	25.0%
3rd and 4th 2011 and 1st and 2nd 2012	30.0%

3.4.1.1 Buyer agrees to waive, defer or subordinate Issuer’s requirement to set aside all or a portion of the amount of Issuer’s positive net income before income taxes that Issuer is required to set aside pursuant to Paragraph 3.4.1 to the extent reasonably necessary to enable the Issuer to obtain from any bona fide lender loans or lines of credit. Buyer will at its expense promptly and reasonably cooperate with Issuer and any bona fide lender to effect such waiver, deferment or subordination including executing such documents and instruments as shall reasonably be necessary therefore.

2. Paragraph 5.17 is added:

5.17  Call Option. At any time and from time to time, the Company may buy back up to 50% of the total Series C stock held by the Buyer on the date of the signing of this amendment at the liquidation price as stated in the designation of the Series C stock. Upon tender of the cash to purchase the Series C stock, Buyer may not convert the Series C stock which is the subject of the tender, to common stock

IN WITNESS WHEREOF, this Fifth Amendment has been executed by the parties hereto the day and year first above written.

Buyer:	Issuer:

/s/ Brandon Goulding	/s/ Richard K Lauer
Brandon Goulding, Investment Advisor	Richard K Lauer, President
The Adamas Fund, LLLP	ICC Worldwide, Inc.